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EXHIBIT 99B.2

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SELECTED CONSOLIDATED DATA  (UNAUDITED)                        U S WEST, Inc.
                                                 Quarter Ended
Dollars in millions,                              December 31,
except per share amounts                         1993         1992   % Change
- -------------------------------------------------------------------- --------
Dividends per share                             $0.535        $0.53      0.9
Book value per share                            $13.29       $19.95      -
Capital expenditures                            $879.9       $906.2     (2.9)
Return on shareowners' equity                     19.9%        14.7%     -
Debt-to-capital ratio (Note 1)                    55.1%        39.6%     -
Average shares outstanding (thousands)         429,196      413,836      3.7
Shares outstanding (thousands)                 441,140      414,462      6.4
Employees                                       60,778       63,707     (4.6)

TELEPHONE COMPANY STATISTICS

Access lines (thousands):
  Business                                       3,899        3,712      5.0
  Consumer                                       9,944        9,633      3.2
    Total access lines                          13,843       13,345      3.7

Billed access minutes of use (millions):
  Interstate                                    10,492        9,647      8.8
  Intrastate                                     1,978        1,782     11.0
    Total access minutes of use                 12,470       11,429      9.1

Debt-to-capital ratio                             63.0%        43.6%     -
Capital expenditures                            $779.4       $822.8     (5.3)
Employees                                       49,668       52,423     (5.3)

SELECTED CELLULAR AND PAGING DATA

REVENUES

 Cellular service (Note 2)                      $124.3        $95.4     30.3
 Cellular equipment (Note 2)                      24.0         12.8     87.5
 Paging sales and service                         14.3         12.6     13.5

SELECTED STATISTICS

 Cellular subscribers (Note 3)                 601,000      415,000     44.8
 Total adjusted POPs (millions)                   18.2         17.9      1.1
 Pagers in service                             285,000      247,000     15.4

Note 1: 1993 and 1992 debt-to-capital ratio including discontinued operations is 59.7% and 51.7%.
Note 2: Restated to include RSA markets and reclassification of first payment defaults and intraLATA toll revenue.
Note 3: Cellular subscribers have been restated to include MSA, RSA and wholesale subsribers.
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